Exhibit 99.2

NEPHROGENEX, INC.

Moderator: John Hamill

6-19-14/8:30 a.m. ET

Confirmation # 62282878

NEPHROGENEX, INC.

Moderator: John Hamill

June 19, 2014

08:30 a.m. EDT

Operator:                                                                    Good morning, ladies and gentlemen. Thank you for standing by. And welcome to the NephroGenex Conference Call.

At this time, all participants are in a listen-only mode.

Later, we will conduct a question and answer session and instructions will follow at that time.

As a reminder, this conference call is being recorded and will be available for replay.

I’d like to introduce your host for today, John Hamill, Chief Financial Officer. Please go ahead.

John Hamill:                                                  Thank you, operator. And good morning, everyone. Yesterday afternoon, we issued a press release announcing the initiation of our Phase 3 Pyridorin trial.  The press release is available on our website at www.nephrogenex.com.

On the call today, will be my colleagues, Pierre Legault, Chief Executive Officer, and Dr. Wesley Fox, Chief Scientific Officer.

Before we continue, I would like to read the Company’s safe harbor statement.  Comments made during this conference call will contain “forward-looking statements” including statements regarding the Company’s potential income streams, development and commercialization efforts, timelines, availability of data, and potential efficacy and market potential with respect to products and product candidates of the Company and its partners.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially.

Reference of these risks and uncertainties is made in yesterday’s press release and they are disclosed in more detail in our most recent filings with the U.S. Securities and Exchange Commission.

These statements speak only as of the date of this call. And NephroGenex undertakes no obligation to update or revise the statements.

All forward-looking statements are expressly qualified in their entirety by this cautionary statement. When evaluating NephroGenex’ business and securities, investors should give careful consideration to these risks and uncertainties.

With that, I will hand the call over to Pierre.

Pierre Legault:                                          Thank you, John. And good morning, everyone.

Thank you for joining us on today’s call. As you know, our press release yesterday announced the launch of our pivotal Phase 3 PIONEER trial in diabetic nephropathy, with the enrollment of the first patient at the end of last week on Friday, June 13.

Our discussion today will focus on this trial and our Pyridorin clinical program.

With initiation of this study, NephroGenex is now in late stage development with a first-in-class compound that received FDA fast track status, which targets the pathogenic oxidative chemistries that emerge in diabetic patients and lead to kidney disease.

Of the 19 million people in the U.S. diagnosed with diabetes, about one third— which is about 6 million people—exhibit the signs and symptoms of this chronic condition. Patients in the later stage of the disease ultimately advance to end state renal disease or death.

Unlike any of the treatments available to patients today, Pyridorin targets an important underlying cause of diabetic nephropathy to slow its progression.

Previous Phase 2 studies have shown that Pyridorin is effective in this regard with more than a 50 percent treatment effect demonstrated in patients with mild to moderate levels of disease, and in patients with advanced disease that have previously established a stable regimen of standard of care.

The Company has established a Special Protocol Assessment known as an SPA agreement with the FDA for the Pyridorin Phase 3 program. This pivotal trial will evaluate the safety and efficacy of Pyridorin in patients on an established long-term stable regimen of standard of care utilizing a new endpoint that is expected to reduce trial follow-up time and cost by approximately 50 percent compared to previous diabetic nephropathy trials.

In addition, Pyridorin has received fast track designation from the FDA for this indication.

There is a significant unmet medical need for new treatments that can slow or halt diabetic nephropathy. Currently approved therapies are marginally effective and only treat the symptoms of the disease.

In contrast, Pyridorin is the only advanced drug candidate for diabetic nephropathy that targets an important underlying cause of the disease.

The hyperglycemia experienced by diabetic patients leads to increases in pathogenic oxidative chemistries, resulting in the development and progression of diabetic nephropathy. Pyridorin works by inhibiting and scavenging these chemistries, reducing their numbers and their potential for causing kidney damage. Our previous Phase 2 studies have demonstrated this therapeutic effect as well as the compound’s excellent safety profile.

The objective of our two Phase 3 studies, which comprise our PIONEER program, is to evaluate the safety and efficacy of Pyridorin at 300 milligrams twice a day, compared to placebo, in reducing the rate of renal disease progression in Type 2 diabetes patients.

There will be two identical Phase 3 studies in our program. Each will enroll approximately 600 patients randomized in a 1:1 ratio to receive either Pyridorin or placebo. About 100 centers will participate worldwide, with the majority of participating sites located in the United States.

We have partnered with two leading clinical study organizations to help us execute our PIONEER trial. They are the Collaborative Study Group known as CSG, a world-leading nephrology academic research organization with 300 affiliated clinics worldwide, and Medpace, a contract research organization, which demonstrated expertise and experience in nephrology. This group also conducted the completed Pyridorin Phase 2b study.

Now, I’m going to turn over the call to Wes Fox, our Chief Scientific Officer, to review the details of the PIONEER study protocol.

Wesley Fox:                                                     Thanks, Pierre.

Our PIONEER study protocol is an events-driven design, meaning that 247 events are required before unblinding and analyzing the data.

Our primary endpoint event is defined as either a more than 50 percent increase in serum creatinine from baseline, or development of end stage renal disease.

Secondary efficacy endpoints include change in serum creatinine, change in urine protein to creatinine ratio, and change in serum cystatin-C from baseline to week 52 or from baseline to week 104.

The safety analysis will be based primarily on the frequency of new or worsening adverse events, laboratory abnormalities, and serious adverse events. The safety of Pyridorin was shown to be similar to placebo in previous studies.

The study is 90 percent powered to detect a 28 percent treatment effect. And in the patient population being studied in the Phase 3 PIONEER program, Pyridorin exhibited more than a 50 percent treatment effect in completed Phase 2 studies.

There is an interim analysis planned. Our data safety monitoring board will review 12-month data from the first 300 patients, looking specifically at safety and increases in serum creatinine levels. This will provide a peek into whether Pyridorin is on track to achieve a meaningful reduction in the progression of renal disease when compared to placebo.

As Pierre described, the FDA has allowed us to study Pyridorin in a group of patients who we believe can benefit the most as demonstrated in our Phase 2 clinical trials. This includes patients diagnosed with diabetic nephropathy with baseline serum creatinine at 1.3 to 3.0 mg/dl and PCr levels greater than 1,200 mg/g.

Patients must also be on an established and stable regimen of ACE inhibitors or ARBs, standard of care medications for six months prior to randomization.

I’ll end by pointing out again that our study needs only to achieve a 28 percent treatment effect to be successful. With earlier studies showing a 50 percent treatment effect in this patient group, we are optimistic that Pyridorin could represent an important new therapy for patients living with this degenerative and debilitating life-threatening disease. And with that, I turn the call back over to Pierre.

Pierre Legault:                                          Thank you, Wes. As I said at the beginning of our call, there are more than 6 million patients in the U.S. alone with diabetic kidney disease for whom there are no adequate treatments. We are expecting complete enrollment of the first 300 participants in the first quarter of 2015, and the full 600 patients by the summer of 2015.

This would allow our DSMB to review the first 300 patients in early 2016 where we’ll have a sense on whether the trial is on track for success.

Our current plan is to begin our second Phase 3 trial following a successful interim analysis. Our cash resources on hand will carry us through the early part of 2016.

Finally, I would like to thank our employees for their continued dedication and hard work as we move into this next phase of product development.

That concludes our remarks. Thank you all for taking the time to join us today.

And at this time, I would like open the call up for questions. And back to the operator.

Operator:                                                                    Thank you. Ladies and gentlemen, if you have a question or comment at this time, please press star and then the 1 key on your touchtone telephone.

If your question or comment has been answered or you wish to (inaudible) in the queue, please press the pound key.  Our first question comes from the line of Ram Selvaraju of AEGIS CAPITAL. Your line is now open.

Ram Selvaraju:                                  Thanks very much for taking my questions. I just have a couple. Dr. Fox, could you perhaps comment a little bit more in detail as to why patients need to be on stable dosages of blood pressure medications in order to see sort of an untrammeled treatment effect in a study such as this one?

And then, Pierre, I was wondering whether you could comment on the timing of initiation of the second confirmatory Phase 3 study when you would anticipate starting that, if you’re going to wait for the interim analysis and the PIONEER study before starting the second study please, thanks.

Wesley Fox:                                                     Yes, good morning, Ram. The question you asked refers to the requirement for long-term stability in these patients prior to ending our study. That is keeping them on standard regimens of ACE inhibitors, ARB and stable blood pressure.

This is critical because patients in our study, this patient population has limited renal function and when you manipulate their blood pressure with these medications which is therapeutic but it also will move the serum creatinine values and you can’t get a meaningful treatment effect on top of a baseline that’s moving as a result of drug-induced changes.

So, it’s important to establish the stable patient and a stable baseline of serum creatinine prior to starting this study.

Pierre Legault:                                          Good morning, Ram. Thank you for initiating coverage on NephroGenex.  And as it relates to your second question on when we would initiate the second trial, our plan is to initiate the work in the second trial at the time or following the DSMB.

But as you know we are planning on entering in discussion with potential partners and there could be a deal in such a way that towards the end of 2015, we could potentially, with a partner, initiate the second Phase 3 trial.  But the plan, as we stand right now, is we go to the DSMB, we get their go-ahead and then with a partner or by raising more money, we would start the second trial.

Ram Selvaraju:                                  And do you anticipate that the second study enrollment and essentially completion would progress meaningfully faster than the first study if the first study interim analysis is positive?  I do think that that is going to have a potential positive impact on the rate of enrollments of the second study.

Wesley Fox:                                                     Well, it could easily have an effect but I wouldn’t expect it to be you know dramatically different.  Patients have specific criteria that must be identified and recruited accordingly. So, no, I don’t think it would make it much faster but it should be a little easier, yes.

Pierre Legault:                                          One thing I would add to this, Ram, is that we’re currently on a fast-track schedule and working with MedPace and the Collaborative Study Group. We will be able to recruit fairly fast for the first trial.

So, we expect this to remain for the second trial.

Ram Selvaraju:                                  OK. And then the last question is, with respect to maintaining patients on stable dosages of blood pressure medication and making sure that that is the case prior to this entry into the study.  Does that introduce lengthening of the enrollment period or do you feel confident that you will be able to find patients in a relatively timely manner who can adhere to these inclusion criteria?  Thanks.

Wesley Fox:                                                     Well, the majority of patients are on stable standard of care that would meet our requirement. So, more than half of the patients that would come in for this trial would meet those criteria.

The others would not and but they do become eligible for this study after a period of six months if they can maintain a stable regimen of standard of care.  So, it’s a little more challenging than our previous study but we have an excellent Collaborative Study Group site management organization with great relationships with these investigators.

They realize the importance of keeping patients on established standard of care and we think this is well in hand in order to recruit these patients.

Ram Selvaraju:                                  Thank you.

Pierre Legault:                                          Thank you.

Operator:                                                                    Thank you. I’m showing no further questions at this time. I’d like to hand the call back over to Pierre for any closing remarks.

Pierre Legault:                                          So, I would like to thank everybody for joining the call today and we look forward to talking to you in the future. Have a good day.

Operator:                                                                    Ladies and gentlemen, thank you for participating in today’s conference. This now concludes today’s call. You may now disconnect. Have a great day everyone.

END